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                                                                      Exhibit 99

[PSYCHIATRIC SOLUTIONS, INC. LOGO]

CONTACT:
Brent Turner
Executive Vice President, Finance and
  Administration
(615) 312-5700


                     PSYCHIATRIC SOLUTIONS CLOSES ON SALE OF
                        4,025,000 SHARES OF COMMON STOCK

                              --------------------

                   UNDERWRITERS EXERCISE OVER-ALLOTMENT OPTION

FRANKLIN, Tenn. (September 20, 2005) - Psychiatric Solutions, Inc. ("PSI") (NASDAQ: PSYS) today announced it closed on the sale of 4,025,000 shares of its common stock at a price of $50.24 per share. Of these shares, 525,000 were sold through the full exercise of the underwriters' over-allotment option. The Company sold all of the shares in the offering and received net proceeds of approximately $192.5 million. PSI intends to use the net proceeds from the offering to repay all borrowings under its revolving credit facility and the remainder for the acquisition of new inpatient facilities, the repayment of indebtedness under its senior secured term loan and general corporate purposes.

         Merrill Lynch & Co. and Citigroup Global Markets Inc. are the joint book-running managers of the offering. Raymond James & Associates, Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, and Avondale Partners, LLC are the co-managers of the offering.

         This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Full details of the offering, including a detailed description of PSI's common stock and certain risk factors involved in investing in PSI's common stock, are contained in a prospectus supplement and related prospectus available through Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, New York 10080, and Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, telephone: (718) 765-6732, facsimile: (718) 765-6734.

         PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 55 owned or leased freestanding psychiatric inpatient facilities with more than 6,400 beds in 27 states. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

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